Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 13, 2014

Radian Group Inc.

1601 Market Street

Philadelphia, PA

RE: Issuance of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of shares of common stock, par value $0.001 per share, of the Company (the “Securities”) in an underwritten public offering pursuant to the Underwriting Agreement, dated May 7, 2014, between the Company and Goldman, Sachs & Co., as representative of the several underwriters (the “Underwriting Agreement”).

We have examined: (i) the Registration Statement on Form S-3 (Registration No. 333-195738) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on May 6, 2014; (ii) the preliminary prospectus dated May 6, 2014, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 6, 2014 (the “Preliminary Prospectus”); (iii) the final prospectus dated May 7, 2014, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 8, 2014 (the “Final Prospectus”, and together with the Preliminary Prospectus, the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iv) the Company’s Third Amended and Restated Certificate of Incorporation of the Company, as amended, and its Amended and Restated By-laws; and (v) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of the public officials and officers of the Company.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities are legally issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 13, 2014, and to the reference to us under the caption “Validity of the Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz